Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2011

•	Early success from new operator deals returns TiVo to positive MSO/Broadcaster subscription gains

•	Service & Technology revenue up 18% year-over-year, exceeding guidance

•	Adjusted EBITDA and Net loss both exceed guidance

•	Strong early success at Virgin Media highlighted by more than 50,000 subscriber installs in first three months since launch

•	Grande Communications deal showcases TiVo's leadership among small and medium sized operators

•	Insignia Connected TV with TiVo Design rolled out at Best Buy

•	Announced a stock repurchase program of up to $100 million

ALVISO, Calif. - August 24, 2011 - TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services, including digital video recorders (DVRs), for consumers, content distributors and consumer electronics manufacturers, today reported financial results for the second quarter ended July 31, 2011.

Tom Rogers, President and CEO of TiVo, said, “This was another milestone quarter for TiVo, highlighted by our successful execution on key strategic growth initiatives. On the heels of our historic settlement with DISH Network, in the second quarter we delivered better than anticipated revenue, Adjusted EBITDA and net income, exceeding our guidance. Further, the deals we have signed over the past years as a source of growth are now delivering a substantial number of subscribers, and we believe this trend should accelerate with more deployments later this year. Finally, we added yet another distribution relationship in the U.S., this time with Grande Communications. This agreement leverages our R&D investment from existing distribution relationships, highlighting our ability to provide a quick and cost effective advanced television solution for operators globally.”

For the second quarter, service and technology revenues were $49.6 million, compared to our guidance of $46 million to $48 million and up 18% compared to $42.1 million for the same period last year and $38.8 million in the fiscal first quarter 2012. TiVo reported a net loss of ($19.6) million, compared to guidance of a net loss of ($25) million to ($27) million and a net loss of ($15.3) million in the year ago quarter. Net loss per share this quarter on a basic share basis was ($0.17). Additionally, Adjusted EBITDA was a loss of ($9.2) million, compared to Adjusted EBITDA guidance of a loss of ($14) million to ($16) million, and to an Adjusted EBITDA loss of ($6.5) million in the same period a year ago.

TiVo ended the second quarter with approximately $628 million in cash and short-term investments, up significantly from the prior quarter due to the receipt of the first DISH Network settlement payment of

$300 million.

Rogers continued, “We recently announced that our Board has authorized a $100 million share repurchase plan. Both TiVo management and our Board concluded, at the time, that with our shares trading at unusually depressed levels which reflected little value beyond our cash and NOLs, a $100 million repurchase authorization could be a highly compelling investment relative to other uses of cash while also not limiting our ability to consider other strategic opportunities.

“Our mass distribution efforts are now showing tangible results through subscription growth. We are seeing subscription growth from partners such as RCN, Suddenlink, and Virgin Media, while Charter, DIRECTV, and ONO are progressing towards launch, which we believe should provide further momentum.

“Virgin Media is a perfect example of how we are executing with operators. As part of its second quarter earnings results, Virgin Media said that it had approximately 50,000 TiVo subscribers live at the end of July. This is a very strong indication of consumer demand in what are only the early stages of this deployment, and we are seeing this demand only accelerate in the third quarter. We are thrilled that Virgin Media has embraced our offering in such a meaningful way. A quote from Neil Berkett, Virgin Media's CEO on the company's recent earnings call said it all: 'I think TiVo will do to our video business what Docsis 3.0 did to our broadband business. I think it will significantly change our brand, our perception and our ongoing delivery... TiVo is the best connected TV certainly in the U.K. and I would argue in the world. It is produced by connected TV experts. It's all they do, that's why we've partnered with them. That's why it's actually launched on time.'

“Further, we are continuing to focus on deepening current distribution relationships. For example, our relationship with RCN continues to expand as they are set to be the first to offer subscribers a TiVo Whole-Home solution based on TiVo's expanded product family that includes our non-DVR set-top box and 4-tuner DVR set-top box. Our non-DVR set-top box, in particular, increases our ability to significantly penetrate the subscriber base of service providers beyond the DVR, providing us with an even larger opportunity to grow.

“We're also making steady progress with Suddenlink, as we've seen them accelerating deployments and increasing the TiVo footprint beyond Texas, most notably in North Carolina, where TiVo for the first time is being deployed with an Arris video-on-demand system. As for our deal with Charter, we continue to make progress and we look forward to initiating a trial later this year.

“In addition, the success we're seeing in our current deployments along with the fact that we are the only mass distributed advanced television solution deployed to date, has led to additional operators taking notice. To that end, we announced earlier today a distribution agreement with Grande Communications, a broadband communications company based in the Southwest U.S. with about 150,000 video subscribers. Going forward, TiVo will be the exclusive provider of DVRs and whole home solutions for Grande. We expect Grande's initial launch to begin in October. It's worth noting that the speed with which we are able to launch with Grande is a great example of how our recent R&D investments enable us to bring on new customers with limited incremental cost to TiVo and the operator and then to move with great speed.

“On the retail side of the business, Best Buy launched Insignia Connected TVs with a TiVo designed user experience. This is the first time TiVo has been available directly on a television as its primary user interface and highlights another way TiVo touches the consumer as well as represents another device in Best Buy stores with the TiVo experience. While we continue to be cautious with our investments in the retail business, we are confident that our retail offerings will benefit from having the TiVo Designed

Insignia televisions at Best Buy. More importantly, by leveraging the R&D elements of our retail business into our operator business, TiVo is the only vendor that is in the unique position of having an array of operator products that benefit from more than ten years of direct interaction with retail subscribers and households. And by being in retail we continue to believe we are able to control our own destiny, innovate, and deliver the best product with a well recognized brand. That pedigree of innovation is one of the things operators find extremely valuable.

“In terms of our intellectual property, and in particular our patent portfolio, since our inception we have been diligent in our efforts to file patent applications around the inventions we have created. We currently have 210 issued patents and 389 pending applications in our worldwide portfolio of media experience and connectivity intellectual property that extend to DVRs, set-top boxes, smart phones, tablets, and other forms of consumer electronics and processes. And much of this intellectual property extends well into the future. We are very pleased to see that patents and intellectual property in general are becoming increasingly more valuable, and we believe that, as a result of our creativity and engineering focus, we have one of the more significant advanced patent portfolios out there in these fields.”

Rogers concluded, “We are seeing momentum building around many elements of our business that we believe will drive our future growth. We have showcased to the pay-TV world that we have a unique advanced television solution that is being deployed in the marketplace today. We believe our current agreements with operators are just the tip of the iceberg, as we see significant potential in future deals driving accelerated subscription growth. The recent validation of our intellectual property, coupled with the growing value of patent portfolios in the market and the fact that we believe we have now become the leader in the expanding market of advanced television to operators, has put TiVo in a strong position today.”

Management Provides Financial Guidance

For the third quarter of fiscal 2012, TiVo anticipates service and technology revenues in the range of $49 million to $51 million. TiVo anticipates net loss to be in the range of ($27) million to ($29) million, and an Adjusted EBITDA loss to be in the range of ($17) million to ($19) million. This guidance includes ongoing licensing revenue from the DISH Network settlement.

This financial guidance is based on information available to management as of August 24, 2011. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 24, 2011. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 90406852). The Webcast will be archived and available through August 31, 2011 at http://www.tivo.com/ir or by calling (706) 645-9291; and entering the conference ID number 90406852.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2011 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future subscription growth with TiVo's MSO/Broadcaster customers and subscription growth in TiVo's retail business, future repurchases of TiVo stock by TiVo, the timing of future TiVo product roll-outs and availability of particular products in the future with customers such as DIRECTV, ONO, Charter, RCN, and Grande Communications among others, TiVo's ability to leverage its research and development in the future between customers and MSO and retail markets and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2011, our Quarterly Report on Form 10-Q for the period ended April 30, 2011, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010
Revenues
Service revenues	$34,016	$35,654	$67,350	$71,898
Technology revenues	15,586	6,415	21,089	13,388
Hardware revenues	11,580	9,481	18,495	27,650
Net revenues	61,182	51,550	106,934	112,936
Cost of revenues
Cost of service revenues	9,089	9,887	17,889	20,290
Cost of technology revenues	3,813	4,211	10,833	9,232
Cost of hardware revenues	13,401	11,546	22,254	30,765
Total cost of revenues	26,303	25,644	50,976	60,287
Gross margin	34,879	25,906	55,958	52,649
Research and development	26,042	19,326	53,270	37,954
Sales and marketing	6,905	6,622	13,242	14,382
Sales and marketing, subscription acquisition costs	2,441	1,366	3,674	4,557
General and administrative	17,826	14,103	40,278	25,800
Litigation Proceeds	—	—	(175,716)	—
Total operating expenses	53,214	41,417	(65,252)	82,693
Income (loss) from operations	(18,335)	(15,511)	121,210	(30,044)
Interest income	678	381	3,841	750
Interest expense and other income (expense)	(1,965)	(145)	(4,589)	(147)
Income (loss) before income taxes	(19,622)	(15,275)	120,462	(29,441)
Benefit from (provision for) income taxes	71	(29)	(988)	(63)
Net income (loss)	$(19,551)	$(15,304)	$119,474	$(29,504)

Net income (loss) per common share
Basic	$(0.17)	$(0.13)	$1.03	$(0.26)
Diluted	$(0.17)	$(0.13)	$0.91	$(0.26)

Income (loss) for purposes of computing net income (loss) per share:
Basic	(19,551)	(15,304)	119,474	(29,504)
Diluted	(19,551)	(15,304)	122,472	(29,504)

Weighted average common and common equivalent shares:
Basic	116,146,567	113,814,828	115,695,989	112,663,287
Diluted	116,146,567	113,814,828	135,161,128	112,663,287

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	July 31, 2011	January 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$96,027	$71,221
Short-term investments	531,798	138,216
Accounts receivable, net of allowance for doubtful accounts of $406 and $275, respectively	11,246	16,011
Inventories	13,588	13,228
Deferred cost of technology revenues, current	12,056	13,760
Prepaid expenses and other, current	11,174	6,983
Total current assets	675,889	259,419
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $44,217 and $44,682, respectively	10,377	10,229
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $16,438 and $15,110, respectively	5,909	6,956
Deferred cost of technology revenues, long-term	13,573	2,100
Prepaid expenses and other, long-term	4,123	1,224
Long-term investments	3,400	5,890
Total long-term assets	37,382	26,399
Total assets	$713,271	$285,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$19,202	$18,052
Accrued liabilities	34,002	30,115
Deferred revenue, current	74,720	33,792
Total current liabilities	127,924	81,959
LONG-TERM LIABILITIES
Deferred revenue, long-term	100,927	34,857
Convertible senior notes	172,500	—
Deferred rent and other long-term liabilities	560	246
Total long-term liabilities	273,987	35,103
Total liabilities	401,911	117,062
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 121,718,388 and 117,420,874, respectively and outstanding shares are 120,441,826 and 116,475,318, respectively	122	117
Treasury stock, at cost - 1,276,562 shares and 945,556 shares, respectively	(11,869)	(8,660)
Additional paid-in capital	982,855	956,947
Accumulated deficit	(659,751)	(779,225)
Accumulated other comprehensive income (loss)	3	(423)
Total stockholders’ equity	311,360	168,756
Total liabilities and stockholders’ equity	$713,271	$285,818

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended July 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$119,474	$(29,504)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	4,493	4,560
Loss on disposal of fixed assets	—	42
Stock-based compensation expense	14,559	12,374
Amortization of discounts and premiums on investments	1,010	1,076
Non-cash loss on overallotment option	1,536	—
Utilization and write-down of trade credits	619	65
Allowance for doubtful accounts	267	184
Changes in assets and liabilities:
Accounts receivable	4,498	3,214
Inventories	(360)	(6,789)
Deferred cost of technology revenues	(9,178)	(5,483)
Prepaid expenses and other	(1,915)	(926)
Accounts payable	985	1,997
Accrued liabilities	3,887	(1,411)
Deferred revenue	106,998	(3,828)
Deferred rent and other long-term liabilities	314	21
Net cash provided by (used in) operating activities	$247,187	$(24,408)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(567,013)	(84,190)
Sales or maturities of long-term and short-term investments	174,222	81,573
Acquisition of property and equipment	(3,148)	(4,113)
Acquisition of capitalized software and intangibles	(281)	—
Net cash used in investing activities	$(396,220)	$(6,730)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net	166,285	—
Proceeds from issuance of common stock related to exercise of common stock options	7,479	29,185
Proceeds from issuance of common stock related to employee stock purchase plan	3,284	2,407
Treasury stock - repurchase of stock for tax withholding	(3,209)	(3,794)
Net cash provided by financing activities	$173,839	$27,798
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$24,806	$(3,340)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	71,221	70,891
Balance at end of period	$96,027	$67,551

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	July 31		Three Months Ending
	2011	2010	October 31, 2011
	(In thousands)		(In millions)
Net loss	$(19,551)	$(15,304)	$(29) - $(27)
Add back:
Depreciation & amortization	2,259	2,339	$2
Interest income & expense	1,288	(381)	$2 - $1
Provision for income tax	(71)	29	$0
EBITDA	(16,075)	(13,317)	$(26) - $(24)
Stock-based compensation	6,902	6,788	$7
Adjusted EBITDA	$(9,173)	$(6,529)	$(19) - $(17)

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended July 31,
(Subscriptions in thousands)	2011	2010
TiVo-Owned Subscription Gross Additions:	25	32
Subscription Net Additions/(Losses):
TiVo-Owned	(43)	(48)
MSOs/Broadcasters	10	(77)
Total Subscription Net Additions/(Losses)	(33)	(125)
Cumulative Subscriptions:
TiVo-Owned	1,165	1,366
MSOs/Broadcasters	763	1,018
Total Cumulative Subscriptions	1,928	2,384
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	57%	56%

Included in the 1,165,000 TiVo-Owned subscriptions are approximately 286,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.
Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven/Hybrid TV (Australia), Television New Zealand (TVNZ) (New Zealand), Virgin Media (United Kingdom), RCN, Suddenlink, and Comcast (under the prior agreement with Comcast) and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs/Broadcasters pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs/Broadcasters. Our MSOs/Broadcasters subscription data is based in part on reporting from our third party MSOs/Broadcasters partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2011	2010
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,188	1,390
TiVo-Owned subscription cancellations	(68)	(80)
TiVo-Owned Churn Rate per month	(1.9)%	(1.9)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video-on-Demand services, as well as, increased price sensitivity and installation and CableCARDTM technology limitations may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2011	2010	2011	2010
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,441	$1,366	$7,286	$7,785
Hardware revenues	(11,580)	(9,481)	(42,463)	(61,069)
Less: MSOs/Broadcasters-related hardware revenues	8,079	1,601	18,691	20,046
Cost of hardware revenues	13,401	11,546	60,522	73,163
Less: MSOs/Broadcasters-related cost of hardware revenues	(6,019)	(1,222)	(13,730)	(17,647)
Total Acquisition Costs	6,322	3,810	30,306	22,278
TiVo-Owned Subscription Gross Additions	25	32	147	145
Subscription Acquisition Costs (SAC)	$253	$119	$206	$154

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties’ subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$34,016	$35,654
Less: MSOs/Broadcasters-related service revenues	(4,371)	(3,819)
TiVo-Owned-related service revenues	29,645	31,835
Average TiVo-Owned revenues per month	9,882	10,612
Average TiVo-Owned per month subscriptions	1,188	1,390
TiVo-Owned ARPU per month	$8.31	$7.63

	Three Months Ended July 31,
MSOs/Broadcasters Average Revenue per Subscription	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$34,016	$35,654
Less: TiVo-Owned-related service revenues	(29,645)	(31,835)
MSOs/Broadcasters-related service revenues	4,371	3,819
Average MSOs/Broadcasters revenues per month	1,457	1,273
Average MSOs/Broadcasters per month subscriptions	753	1,063
MSOs/Broadcasters ARPU per month	$1.94	$1.20

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs/Broadcasters may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs/Broadcasters. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs/Broadcasters ARPU if such fixed minimum fee is spread over a small number of subscriptions.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.